                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  July 19, 1996
                                                  -------------


                    VETERINARY CENTERS OF AMERICA, INC.
 ---------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


             DELAWARE                   1-10787             95-4097995
- ----------------------------------------------------------------------------
       (State or other jurisdiction    (Commission       (I.R.S. employer
            of incorporation)          file number)    identification number)

3420 OCEAN PARK BOULEVARD, SUITE 1000, SANTA MONICA, CALIFORNIA        90405
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(Address of principal executive offices)                            (Zip code)


Registrant's telephone number, including area code   (310) 392-9599
                                                     --------------

ITEM 2:   ACQUISITION OR DISPOSITION OF ASSETS
          ------------------------------------

GENERAL

     On July 19, 1996, The Pet Practice, Inc. ("Pet Practice"), a Delaware corporation, merged with and into Golden Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Veterinary Centers of America, Inc. ("VCA"), in a stock-for-stock transaction (the "Merger") pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated as of March 21, 1996 resulting in Pet Practice becoming a wholly owned subsidiary of VCA. Under the Agreement, each outstanding share of Pet Practice common stock, par value $.01 per share ("Pet Practice Common Stock") was converted into the right to receive 0.4077 share of VCA common stock, par value $.001 per share ("VCA Common Stock"). In connection with the Merger, VCA issued approximately 3,519,100 shares of VCA Common Stock, representing approximately 19.7% (after consummation of the Merger) of the issued and outstanding shares of VCA Common Stock. No fractional shares of VCA Common Stock were issued in the Merger. Each former Pet Practice stockholder otherwise entitled to a fractional share of VCA Common Stock is entitled to receive cash in the amount of the fraction of a share multiplied by $21.469.

     Each outstanding option to purchase Pet Practice Common Stock was converted into an option to purchase that number of shares of VCA Common Stock (to the nearest whole share) into which the number of shares of Pet Practice Common Stock subject to such option would be converted under the terms of the Agreement. The exercise price per share of each such option is equal to (x) the per share exercise price of such option in effect immediately prior to the Merger multiplied by the number of shares of Pet Practice Common Stock subject to such option immediately prior to the Merger, divided by (y) the number of shares of VCA Common Stock subject to such option immediately after the Merger.

     The terms of the Merger were negotiated at arm's length between officers of VCA and Pet Practice (none of whom were affiliated with VCA, its affiliates, its directors and officers and their associates).

     Pet Practice was the operator of 84 veterinary care practices in 11 states. The assets of Pet Practice primarily consist of medical equipment used in connection with the operation of its clinics, certain properties owned by Pet Practice and goodwill. VCA intends to continue the operation of a majority of the clinics acquired. With respect to the clinics it does not intend to operate, VCA expects to sell the assets to doctors currently employed at these clinics or to third parties or to close the facilities. See "Anticipated Effects of Acquisitions," below.

     Attached hereto as Exhibit 99.1 is Registrant's press release, issued July 22, 1996, which is incorporated in its entirety by this reference.


RECENT DEVELOPMENTS

     VCA acquired Pets' Rx, Inc. ("Pets' Rx") the owner and operator of 16 animal hospitals in California and Nevada, on June 19, 1996 and Pet Practice on July 19, 1996.

     VCA entered into these transactions with the expectation that the transactions would result in beneficial synergies for the combined business. These include the potential to realize improved operating margins at animal hospitals through a strategy of centralizing various corporate and administrative functions and leveraging fixed costs while providing customers with improved services.

     Achieving these anticipated business benefits will depend in part on whether the operations of Pet Practice and Pets' Rx, or either of them, can be integrated with the operations of VCA in an efficient, effective and timely manner. There can be no assurance that this will occur. The combination of the companies will require, among other things, integration of the companies' management staffs, coordination of the companies' sales and marketing efforts, integration and coordination of the companies' development teams and the identification and elimination of redundant and/or unnecessary overhead and poor-performing hospitals. The success of this process will be significantly influenced by the ability of the combined business to retain key management and marketing and development personnel. There is no assurance that this integration will be accomplished smoothly or successfully or that VCA will be successful in retaining key members of management. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of operations of the companies following the mergers will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined business. The inability of management to integrate successfully the operations of the companies could have an adverse effect on the business and results of the combined business. In addition, even if the operations of the three companies are ultimately successfully integrated, it is anticipated that the integration will be accomplished over time and, in the interim, the combination may have an adverse effect on the business, results of operations and financial condition of the combined business.

     In addition, there can be no assurance that the present and potential customers of VCA, Pet Practice and Pets' Rx will continue their current utilization patterns without regard to the mergers or that the mergers will not have an adverse impact upon relationships with veterinarians and other animal health care professionals currently employed by VCA, Pet Practice and Pets' Rx. Any significant reduction in utilization patterns by VCA's, Pet Practice's or Pets' Rx's customers, or any significant adverse impact on relationships with the veterinarians and other animal health care professionals currently employed by VCA, Pet Practice or Pets' Rx, could have an adverse effect on the near-term business and results of operations of the combined business.

     Pet Practice commenced operations in October 1993, although the initial business Pet Practice acquired has, and most of the veterinary hospitals acquired since have, operated over a substantial period. Pet Practice had net losses of $4,888,000 in fiscal 1994, $3,175,000 in fiscal 1995 and $899,000 for the thirteen weeks ended April 3, 1996 and an accumulated deficit of $9,591,000 as of April 3, 1996 relating to net losses in the period from October 27, 1993 (commencement of operations) through December 29, 1993, fiscal 1994 and 1995 and the thirteen weeks ended April 3, 1996. In view of Pet Practice's significant recent growth and the impact of certain charges on Pet Practice's 1994 and 1995 results, Pet Practice's historical financial performance may not be indicative of its future performance. There can be no assurance that Pet Practice will achieve profitability or successfully implement its business strategy.

     Pets' Rx commenced operations on May 28, 1991. Pets' Rx had net losses of approximately $2,805,000 in fiscal 1994, $1,977,000 in fiscal 1995 and $358,000 for the three months ended March 31, 1996 and an accumulated deficit of $8,505,000 as of March 31, 1996. Further losses are expected to be recorded for fiscal 1995 and 1996 as a result of anticipated pooling adjustments. In view of Pets' Rx's recent growth and the impact of nonrecurring charges and certain other charges on Pets' Rx's 1994 and 1995 results, Pets' Rx's historical financial performance may not be indicative of its future performance. There can be no assurance that Pets' Rx will achieve profitability or successfully implement its business strategy.

ANTICIPATED EFFECTS OF ACQUISITIONS

     VCA has implemented a plan with respect to the integration of the businesses of Pets' Rx and Pet Practice into VCA's existing operations. It is anticipated that a significant restructuring of the combined operations will be required as a result of the mergers. As a consequence of this restructuring and the consummation of the mergers, VCA anticipates incurring one-time restructuring and related charges in 1996. The magnitude of these charges has not been quantified at this time.

     The Pets' Rx acquisition was accounted for on a pooling of interests method of accounting. Under the pooling rules, the historical financial results of VCA will be restated to reflect the combination, together with certain adjustments. Pets' Rx incurred a loss in each of the three fiscal years ended December 31, 1995 and in the first quarter ended March 31, 1996. The historical results of VCA will be restated to reflect the historical losses of Pets' Rx. In addition, Pets' Rx is expected to continue to incur losses in the second quarter of 1996. Further, under the pooling rules, the costs incurred by VCA and Pets' Rx in consummating the merger have been expensed during the second quarter.

     The Pet Practice acquisition was accounted for as a purchase. Under the purchase rules, the Pet Practice acquisition is expected to result in a significant increase in the goodwill and other intangibles recorded on VCA's balance sheet. This increase in goodwill and other intangibles will be in addition to the increase resulting from the combination with Pets' Rx, which also has significant goodwill and other intangibles recorded on its balance sheet. As a result, VCA expects that its amortization expense will significantly increase over historical levels.

     The combined effect of the restructuring and related charges discussed above, the pooling treatment in the Pets' Rx acquisition and the increased amortization expense will have an adverse effect on the results of operations of VCA in the remainder of 1996. Further, the effect of the increased amortization expense is expected to temper reported earnings of VCA in the fourth quarter and subsequent periods.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

     Due to the number and size of acquisitions completed since January 1, 1994, VCA and Pet Practice have experienced rapid growth. In 1994, VCA completed six acquisitions (five animal hospitals and one veterinary diagnostic laboratory) and in 1995, VCA completed 32 acquisitions (25 animal hospitals, six veterinary diagnostic laboratories and the remaining 30 percent interest in Professional Animal Laboratory ("PAL")). As a result of these acquisitions, VCA's revenues have grown from $25.3 million in 1993 to $42.2 million in 1994 and to $92.1 million in 1995. In addition, during this period, VCA entered two new lines of business, veterinary diagnostic laboratories and premium pet food.

     In 1994, Pet Practice acquired 30 veterinary hospitals and in 1995, Pet Practice acquired 38 veterinary hospitals. As a result of these acquisitions, Pet Practice's revenues have grown from $1.2 million in the period from October 27, 1993 to December 29, 1993 to $15.1 million in fiscal 1994 and to $40.6 million in fiscal 1995.

     VCA's and Pet Practice's growth and pace of acquisitions have placed, and will continue to place, a substantial strain on their respective management, operational, financial and accounting resources. The successful management of this growth will require VCA to continue to implement and improve its financial and management information systems and to train, motivate and manage its employees. There can be no assurance that the combined business will be able to identify, consummate or integrate acquisitions without substantial delays, costs or other problems. Once integrated, acquisitions may not achieve sales, profitability and asset productivity commensurate with the combined business' other operations. In addition, acquisitions involve several other risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities. The combined business' failure to manage growth effectively would have a material adverse effect on the combined business' results of operations and its ability to execute its business strategy.

     In addition, the growth experienced, and the corresponding increased need for timely information, have placed significant demands on VCA's and Pet Practice's existing accounting and management information systems. As a result, VCA is in the process of upgrading these systems. No assurance can be given that these upgrades will be completed successfully or that the new systems can be successfully integrated or that the new systems will effectively serve the combined business' future information requirements.

DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH

     VCA's growth strategies are dependent principally on its ability to acquire existing animal hospitals and veterinary diagnostic laboratories. Successful acquisitions involve a number of factors which are difficult to control, including the identification of potential acquisition candidates, the willingness of the owners to sell on reasonable terms and the satisfactory completion of negotiations. In addition, acquisitions may be subject to pre-merger or post-merger review by governmental authorities for antitrust and other legal compliance. Adverse regulatory action could negatively affect VCA's operations through the assessment of fines or penalties against VCA or the possible requirement of divestiture of one or more of VCA's operations.

     There can be no assurance that the combined business will be able to identify and acquire acceptable acquisition candidates on terms favorable to the combined business in a timely manner in the future. Assuming the availability of capital, VCA's plans include an aggressive acquisition program involving the acquisition by the combined business of at least 15 to 25 facilities per year. VCA continues to evaluate acquisitions and negotiate with several potential acquisition candidates. The failure to complete acquisitions and continue expansion could have a material adverse effect on VCA's financial performance. As the combined business proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

LEVERAGE

     VCA, Pet Practice and Pets' Rx each have incurred substantial indebtedness to finance the acquisition of their respective animal hospitals and (in the case of VCA) veterinary diagnostic laboratories. Giving effect to debt incurred in acquisitions subsequent to March 31, 1996 through July 29, 1996 (excluding the acquisition of Pets' Rx and Pet Practice), VCA had at March 31, 1996 consolidated long-term obligations (including current portion) of approximately $39.5 million. Pet Practice had at April 3, 1996 consolidated long-term obligations (including current portion) of approximately $20.0 million. At March 31, 1996, Pets' Rx had consolidated long-term obligations (including current portion) of $10.4 million. In addition, on April 17, 1996, VCA issued subordinated debt in an aggregate principal amount of $84.4 million (the "Debentures"). At December 31, 1995 and March 31, 1996, VCA's ratio of long-term debt to total stockholders' equity was 36.3% and 36.4%, respectively. As of March 31, 1996, after giving effect to the acquisitions completed subsequent to March 31, 1996 through July 29, 1996 and the sale of the Debentures, the ratio of long-term debt to total stockholders' equity will be 91.7%. VCA expects to incur additional indebtedness in the future to continue its acquisition strategy.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

     A substantial portion of the assets of VCA, Pet Practice and Pets' Rx consists of intangible assets, including goodwill and covenants not to compete relating to the acquisition of animal hospitals and veterinary diagnostic laboratories. At March 31, 1996, VCA's balance sheet reflected $85.2 million of intangible assets of these types, a substantial portion of VCA's $157.0 million in total assets at such date. At April 3, 1996, Pet Practice's balance sheet reflected $53.8 million of intangible assets of these types, a significant portion of Pet Practice's $79.7 million in total assets. At March 31, 1996, Pets' Rx's balance sheet reflected $9.3 million of intangible assets of these types prior to pooling adjustments, a significant portion of Pets' Rx's $14.6 million in total assets at such date. VCA expects the aggregate amounts of goodwill and other intangible assets on its balance sheet to increase in the future in connection with additional acquisitions. This increase will have an adverse impact on earnings as goodwill and other intangible assets will be amortized against earnings. In the event of any sale or liquidation of VCA, there can be no assurance that the value of these intangible assets will be realized. In addition, the respective companies continually evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that these intangible assets should be evaluated for possible impairment, they may be required to reduce the carrying value of intangible assets, which could have a material adverse effect on results of operations during the periods in which such reduction is recognized. In accordance with this policy, VCA recognized a writedown of goodwill and related assets in the amount of $2.3 million in 1993 in connection with three of VCA's facilities which were not performing. There can be no assurance that the combined business will not be required to writedown assets further in future periods. In connection with an accounting change related to the pooling of interests of Pets' Rx, the combined company will recognize a pretax writedown of $2.1 million in each of 1993 and 1995.

GUARANTEED PAYMENTS

     In connection with acquisitions in which the purchase price consists, in part, of shares of common stock, par value $0.001, of VCA ("VCA Common Stock") (the "Guarantee Shares"), VCA often guarantees (the "Guarantee Right") that the value of such stock two to three years following the date of the acquisition (the "Measurement Price") will equal or exceed the value of the stock on the date of acquisition (the "Issue Price"). In the event the Measurement Price does not equal or exceed the Issue Price, VCA typically is obligated either to (i) pay to the seller in cash, notes payable or additional shares of VCA Common Stock the difference between the Issue Price and the Measurement Price multiplied by the number of Guarantee Shares then held by the seller, or (ii) purchase the Guarantee Shares then held by the seller. Once the Guarantee Shares are registered for resale under the Act, which registration VCA covenants to effect generally within six months of issuance of the Guarantee Shares, the seller's Guarantee Right typically terminates if the VCA Common Stock trades at 110% to 120% of the Issue Price (the "Release Price") for five to 20 consecutive days, depending on the terms of the specific acquisition agreement. All Guarantee Shares outstanding as of March 31, 1996 have been registered for resale under the Act and 268,566 of these shares, with Issue Prices ranging from $11.70 to $17.49, have not reached their respective Release Prices for the required period. If the value of the VCA Common Stock decreases and is less than an Issue

Price at the end of the respective Guarantee Period for these shares, VCA may be obligated to compensate these sellers.

     In connection with the Pet Practice merger, VCA has assumed the Guarantee Rights issued by Pet Practice (which generally operate similarly to the Guarantee Rights issued by VCA, except that there is no provision for a release of the Guarantee Right). Giving effect to the terms of the Pet Practice merger, the number of Guarantee Shares issued by Pet Practice is not material to the capitalization of the combined business.

SEASONALITY AND FLUCTUATING QUARTERLY RESULTS

     A large portion of the businesses of VCA, Pet Practice and Pets' Rx is seasonal, with operating results varying substantially from quarter to quarter. Historically, VCA's revenues have been greater in the second and third quarters than in the first and fourth quarters. The demand for VCA's veterinary services are significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours, as well as general economic conditions. A substantial portion of VCA's and the combined business' costs are fixed and do not vary with the level of demand. Consequently, net income for the second and third quarters at individual animal hospitals generally has been higher than that experienced in the first and fourth quarters.

DEPENDENCE ON KEY MANAGEMENT

     VCA's and the combined business' success will continue to depend to a significant extent on VCA's executive officers and other key management, particularly its Chief Executive Officer, Robert L. Antin. VCA has an employment contract with Mr. Robert Antin, Mr. Arthur Antin, Chief Operating Officer of
VCA and Mr. Neil Tauber, Senior Vice President of VCA, each of which expires in December 1998. VCA has no other written employment agreements with its executive officers. None of VCA's officers are parties to noncompetition covenants which extend beyond the term of their employment with VCA. VCA maintains "key man" life insurance on Mr. Robert Antin in the amount of $3.0 million, of which VCA is the sole beneficiary. VCA does not maintain any insurance on the lives of its other senior management. As VCA continues to grow, it will continue to hire, appoint or otherwise change senior managers and other key executives. There can be no assurance that VCA will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. In addition, the success of certain of VCA's acquisitions may depend on VCA's ability to retain selling veterinarians of the acquired companies. The loss of services of any key manager or selling veterinarian could have a material adverse effect upon VCA's business.

JOINT VENTURES

     VCA conducts a portion of its veterinary diagnostic laboratory business through a joint venture with Vet Research, Inc. ("VRI"), and conducts its pet food business through a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company. VCA has an option (the "VCA Option Agreement") in January 1997 to acquire the remaining 49 percent interest in the laboratory joint venture for $18.6 million in cash plus an additional amount based upon the earnings of the joint venture to be paid over six years. Based on current information available to it, VCA expects to exercise its purchase option in January 1997. If for any reason VCA does not exercise the option, VRI has the option to purchase from VCA its entire 51 percent interest for $3.5 million. On the earlier of a change in control of VCA or January 1, 2000, Heinz Pet Products has the option to purchase all of VCA's interest in the Vet's Choice joint venture at a purchase price equal to the fair market value of such interest. The acquisition of Pet Practice will not result in a change in control for purposes of the Vet's Choice joint venture. There can be no assurance that VCA will not have to sell these joint venture interests.

COMPETITION

     The companion animal health care industry is highly competitive and subject to continual change in the manner in which services are delivered and providers are selected. VCA believes that the primary competitive factors in connection with animal hospitals are convenient location, recommendation of friends, reasonable fees, quality of care and convenient hours. VCA's primary competitors for its animal hospitals in most markets are individual practitioners or small, regional multi-clinic practices. In addition, certain national companies in the pet care industry, including the operators of super-stores, are developing multi-regional networks of animal hospitals in markets which include VCA's animal hospitals. Among veterinary diagnostic laboratories, VCA believes that quality, price and the time required to report results are the major competitive factors. There are many clinical laboratory companies which provide a broad range of laboratory testing services in the same markets serviced by VCA. In addition, several national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests. VCA's major competitors in the premium pet food industry are Hill's and Iams, both of which have extensive experience in the manufacture of premium pet food and possess research and development, marketing and financial resources far greater than that of Vet's Choice.

GOVERNMENT REGULATION

     The laws of some states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing veterinary services through the direct employment of veterinarians. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although VCA and Pet Practice believe their respective operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that VCA's and Pet Practice's existing operational structure will not be successfully challenged in one or more states as constituting the unlicensed practice of veterinary medicine. Such a determination in a state could adversely affect the operations of VCA and the combined business through the assessment of fines or penalties against VCA or the combined business or the possible requirement of divestiture of VCA's operations in the state. In addition, there can be no assurance that state legislation or regulations will not change so as to restrict VCA's or, in the future, the combined business' existing operations or the expansion of such operations.

ANTI-TAKEOVER EFFECT

     A number of provisions of VCA's Certificate of Incorporation and bylaws and certain Delaware laws and regulations relating to matters of corporate governance, certain rights of directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than VCA's principal stockholders consider such a transaction to be in their best interest. In addition, H.J. Heinz Company has an option to purchase VCA's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement), which may have the same effect. Accordingly, stockholders may be deprived of an opportunity to sell their shares at a substantial premium over the market price of the shares.

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Future sales by existing stockholders could adversely affect the prevailing market price of the VCA Common Stock. As of July 19, 1996 (and giving effect to the acquisition of Pets' Rx and Pet Practice), VCA had 17,860,913 shares of common stock outstanding, most of which are either freely tradeable in the public market without restriction or tradeable in accordance with Rule 144 under the Act. There are also 159,197 shares which VCA is obligated to issue in connection with certain acquisitions; 583,333 shares issuable upon conversion of outstanding preferred stock; 1,557,750 shares of VCA Common Stock issuable upon exercise of outstanding stock options; 1,198,362 shares of VCA Common Stock issuable upon exercise of outstanding warrants; and 6,635 shares issuable upon conversion of convertible notes. Shares may also be issued under price guarantees delivered in connection with acquisitions. These shares will be eligible for immediate sale upon issuance. In addition, the Debentures are convertible into 2,457,060 shares of VCA Common Stock at a rate of $34.35 per share.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the VCA Common Stock could be subject to significant fluctuations caused by variations in quarterly operating results, litigation involving VCA, announcements by VCA or its competitors, general conditions in the companion animal health care industry and other factors. The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. The broad fluctuations may adversely affect the market price of the VCA Common Stock.

ITEM 7:   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
          ------------------------------------------------------------------

          (a)  Financial Statements of Businesses Acquired.
               -------------------------------------------

          THE PET PRACTICE, INC. (1)

          Consolidated Balance Sheet as of April 3, 1996 and
               January 3, 1996

          Consolidated Statement of Operations for the Thirteen Weeks Ended
               April 3, 1996 and March 29, 1995

          Consolidated Statement of Changes in Stockholders' Equity for the Thirteen Weeks Ended April 3, 1996

          Consolidated Statement of Cash Flows for the Thirteen Weeks Ended
               April 3, 1996 and March 29, 1995

          Notes to Consolidated Financial Statements

          Report of Independent Accountants

          Consolidated Balance Sheet as of December 28, 1994, and
               January 3, 1996

          Consolidated Statement of Operations for the Period October
               27, 1993 to December 29, 1993 and for the Fiscal
               Years Ended December 28, 1994 and January 3, 1996

          Consolidated Statement of Changes in Stockholders' Equity
               (Deficit) for the Period October 27, 1993 to December 29, 1993 and for the Fiscal Years Ended December 28, 1994 and January 3, 1996

          Consolidated Statement of Cash Flows for the Period October
               27, 1993 to December 29, 1993 and for the Fiscal
               Years Ended December 28, 1994 and January 3, 1996

          Notes to Consolidated Financial Statements

          PROFESSIONAL VETERINARY HOSPITALS OF AMERICA, INC. (1)

          Report of Independent Accountants

          Statement of Operations for the Year Ended January 27, 1993
               and the Period January 28, 1993 to October 26, 1993

          Statement of Stockholders' Deficit for the Year
               Ended January 27, 1993 and the Period
               January 28, 1993 to October 26, 1993

          Statement of Cash Flows for the Year Ended January 27, 1993
               and the Period January 28, 1993 to October 26, 1993

          Notes to Financial Statements

          (b)  Pro Forma Financial Information
               -------------------------------

          THE PET PRACTICE, INC.

          Introduction

          Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended January 3, 1996

          Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Thirteen Weeks Ended April 3, 1996

          Notes to Unaudited Pro Forma Condensed Consolidated
               Financial Statements

          VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

          Introduction

          Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1995

          Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 1996

          Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 1996

          Notes to Unaudited Pro Forma Condensed Consolidated
               Financial Statements

          Unaudited Pro Forma Condensed Combined Statements of
               Operations for the Years Ended December 31, 1993,
               1994, 1995 and the Three Months Ended March 31,
               1996.

          (c)  Exhibits.
               --------

               2.1 Agreement and Plan of Reorganization dated March 21, 1996 by and among Veterinary Centers of America, Inc., a Delaware corporation ("Parent"), Golden Merger Corporation, a Delaware corporation and The Pet Practice, Inc. (2)

               23.1 Consent of Arthur Andersen LLP

               23.2 Consent of Price Waterhouse LLP

               99.1 Press Release issued July 22, 1996 with respect to the merger with The Pet Practice, Inc.

_______________
(1) Incorporated by reference from Registrant's Current Report on Form 8-K filed on July 5, 1996, as amended on July 16, 1996.

(2) Incorporated by reference from Appendix A to Registrant's Registration Statement on Form S-4 (File No. 333-6667), filed on June 24, 1996.

PET PRACTICE

     The following unaudited pro forma financial data and explanatory notes give effect to all acquisitions (41 animal hospitals during 1995 and through June 7, 1996) completed by Pet Practice (collectively, the "Pet Practice Acquired Companies"). The unaudited pro forma financial data should be read in conjunction with Pet Practice's historical consolidated financial statements and notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

     The unaudited pro forma financial data have been prepared utilizing the historical financial statements of Pet Practice and the historical financial statements of the Pet Practice Acquired Companies. The unaudited pro forma financial data are based on the estimates and assumptions set forth in the notes to the unaudited pro forma financial data.

     The unaudited pro forma condensed consolidated statements of operations represent the historical results of operations of Pet Practice for the period ended January 3, 1996 and the thirteen weeks ended April 3, 1996 adjusted to reflect acquisitions of the Pet Practice Acquired Companies as if they had occurred at the beginning of the periods presented. Each of the acquisitions has been accounted for as a purchase.

     The unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the acquisitions of the Pet Practice Acquired Companies had been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results or financial position.

                             THE PET PRACTICE, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1996
                     (In thousands, except per share data)


                                                              PET PRACTICE                           PET PRACTICE
                                                                ACQUIRED            PRO FORMA         PRO FORMA
                                              PET PRACTICE    COMPANIES (1)        ADJUSTMENT          COMBINED
                                              ------------    -------------        -----------       ------------
Revenues                                        $40,571          $18,257                                $58,828

Costs of revenues                                34,776           15,914             $(761)(2)           49,929
                                                -------          -------             -----              -------
Gross profit                                      5,795            2,343               761                8,899

General and administrative                        5,796              410              (410)(3)            5,796

Amortization of excess of cost over fair
 value of net assets acquired and other
 intangible assets                                1,229                                620 (4)            1,849
                                                -------          -------             -----              -------
Operating income (loss)                          (1,230)           1,933               551                1,254
Interest expense, net                             1,861              290               746 (5)            2,897
                                                -------          -------             -----              -------
Income (loss) before provision for
 income taxes                                    (3,091)           1,643              (195)              (1,643)

Provision for income taxes                           84                                                      84
                                                -------          -------             -----              -------
Net income (loss)                               $(3,175)         $ 1,643             $(195)             $(1,727)
                                                =======          =======             =====              =======

Loss per share                                  $ (0.54)                                                $ (0.29)
                                                =======                                                 =======

Weighted average common shares used
 for computing loss per share                     5,863                                181 (6)            6,044
                                                =======                              =====              =======

                             THE PET PRACTICE, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THIRTEEN WEEKS ENDED APRIL 3, 1996
                     (In thousands, except per share data)


                                                              PET PRACTICE                              PET PRACTICE
                                                                ACQUIRED             PRO FORMA           PRO FORMA
                                              PET PRACTICE    COMPANIES (1)         ADJUSTMENT            COMBINED
                                              ------------    -------------         -----------         ------------
Revenues                                        $13,404          $   175                                    $13,579

Costs of revenues                                12,104              172              $(18)(2)               12,258
                                                -------          -------              ----                  -------
Gross profit                                      1,300                3                18                    1,321

General and administrative                        1,490                                                       1,490

Amortization of excess of cost over fair
 value of net assets acquired and other
  intangible assets                                 460                                 10 (4)                  470
                                                -------          -------              ----                  -------
Operating income (loss)                            (650)               3                 8                     (639)

Interest expense, net                               228               12                10 (5)                  250
                                                -------          -------              ----                  -------
Loss before provision for
 income taxes                                      (878)              (9)               (2)                    (889)

Provision for income taxes                           21                                                          21
                                                -------          -------              ----                  -------
Net loss                                        $  (899)         $    (9)             $ (2)                 $  (910)
                                                =======          =======              ====                  =======

Loss per share                                  $ (0.10)                                                     $(0.11)
                                                =======                                                     =======

Weighted average common shares used
 for computing loss per share                     8,614                                 12 (6)                8,626
                                                =======                               ====                  =======

                             THE PET PRACTICE, INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Reflects the historical statement of operations data for the Pet Practice Acquired Companies for the period from December 29, 1994 to the earlier of the respective dates of the acquisition of such companies or January 3, 1996. Each of the acquisitions has been accounted for as a purchase. Accordingly, the results of operations of each of the Pet Practice Acquired Companies is included in the results of operations of Pet Practice from the date of acquisition.

    The following animal hospitals represent the Pet Practice Acquired
    Companies:

    Marietta Animal Hospital, Inc.; W. Harold Davis, D.V.M. (d/b/a Zionsville Animal Clinic); S.V. Rowell D.V.M., Ltd. (d/b/a La Grange Park Pet Hospital); Salvatore M. Zeitlin, V.M.D.; P.A. (d/b/a Palm Beach County Animal Medical Clinic); Forrest D. Hayes, P.A. (d/b/a Atlantic Animal Clinic); Glen R. Redeker, D.V.M. (d/b/a Oakton Animal Clinic); Charles R. McCune, D.V.M. (d/b/a 46th Street Pet Clinic); Mary L. Jutte, D.V.M. (d/b/a Southland Hospital for Animals and Taylor Veterinary Clinic); Academy Animal Hospital of Hillsboro, Inc.; Robert S. Legg, D.V.M., P.A. (d/b/a Colonial Animal Hospital); Riviera Animal Hospital, Inc.; Academy Animal Inc.; Andreas Wurzer, D.V.M. (d/b/a Chicago Heights Animal Hospital); Richard R. Brown, D.V.M. (d/b/a Golfview Animal Clinic); Westboro Animal Hospital, P.C.; Andrew M. Payson, D.V.M., P.A. (d/b/a Boca Grove Animal Hospital & Pet Supplies); Edward A. Jones, D.V.M. (d/b/a Companion Animal Hospital and Oldsmar Animal Hospital); Edgebrook Veterinary Hospital P.C.; George D. Brodsky, D.V.M. (d/b/a Bourbonnais Animal Clinic); Bowie Hospital, Inc. and Crofton Animal Hospital, Inc.; Peter E. Coakley, V.M.D. (d/b/a Animal Extra
    Care); Academy Animal Hospital of Boca, Inc.; Academy Animal Hospital of Cooper City, Inc.; Academy Animal Hospital of Coral Springs, Inc.; Peticare Animal Medical Center, P.C.; Peter V. Birzon, D.V.M., Animal Hospital of North Miami Beach, P.A.; Jon J. Rappaport, D.V.M. and Craig Horowitz, D.V.M. and Miami Shores Animal Hospital, P.A.; Edward D. Lukuch, D.V.M. (d/b/a Midpark Animal Hospital); Joanne Nelson (d/b/a Collins & South Pompano Animal Hospital); Dr. Jenifer Preston, Inc. (d/b/a Westerville East Animal Hospital); Donald Denoff, D.V.M., P.A. (d/b/a Wellington Animal Hospital); and Neshaminy Animal Medical Center, P.C.

(2) The adjustments to costs of revenues consist primarily of reductions or increases to certain of the Pet Practice Acquired Companies' historical amounts of compensation for services provided by owner/veterinarians for the difference between such historical amounts and amounts specified in employment contracts for comparable positions in Pet Practice, net of certain general and administrative expenses of the Pet Practice Acquired Companies which have been reclassified as costs of revenues.

(3) The adjustments to general and administrative expenses consist primarily of
    (i) reductions or increases to certain of the Pet Practice Acquired Companies' historical amounts of compensation for certain owners and administrative personnel between such historical amounts and amounts specified in employment contracts for such individuals, (ii) elimination of certain non-recurring charges and credits attributable to the acquisitions of the Pet Practice Acquired Companies and (iii) reclassifications of certain amounts to cost of revenues.

(4) The adjustment to amortization of excess of cost over fair value of net assets acquired and other intangible assets relates to the additional amortization over periods of three to 40 years of the excess of cost over fair value of net assets acquired and other intangible assets of the Pet Practice Acquired Companies.

(5) The adjustment reflects the additional interest expense that would have been incurred and the reduction of interest income had the consideration in the form of cash and notes for the acquisitions of the Pet Practice Acquired Companies been paid on December 29, 1994, net of the elimination of approximately $290,000 of interest expense relating to outstanding debt of certain of the Pet Practice Acquired Companies that was not assumed by Pet Practice. The notes relating to the acquisition of the Pet Practice Acquired Companies bear interest at annual rates of 6.0% to 8.0%.

(6) Reflects the issuance of an aggregate of approximately 221,000 shares of Pet Practice Common Stock in connection with the Pet Practice Acquired Companies.

                       UNAUDITED PRO FORMA FINANCIAL DATA

VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

     The following unaudited pro forma financial data and explanatory notes give effect to VCA's acquisition of Pet Practice, including the acquisition by Pet Practice of the Pet Practice Acquired Companies, VCA's issuance of the Debentures and the acquisitions of Pets' Rx, 38 animal hospitals and nine veterinary diagnostic laboratories completed by VCA during 1995 and 1996 (through July 29, 1996) (the "VCA Acquired Companies").

     The unaudited pro forma financial data have been prepared utilizing the historical consolidated financial statements of VCA, the unaudited pro forma financial data of Pet Practice and the historical financial statements of the VCA Acquired Companies. The acquisitions have been accounted for under purchase accounting except for the acquisitions of Pets' Rx (sixteen animal hospitals) and two animal hospitals which have been accounted for as a pooling of interests. The unaudited pro forma financial data are based on the estimates and assumptions set forth in the notes thereto.

     The unaudited pro forma condensed consolidated statements of operations for VCA represent the historical results of operations of VCA for the year ended December 31, 1995 and the three months ended March 31, 1996 adjusted to reflect the acquisitions of Pet Practice and the VCA Acquired Companies as if they had occurred at the beginning of the period. The unaudited pro forma condensed consolidated balance sheet represents the balance sheet of VCA at March 31, 1996 adjusted to reflect the acquisition of Pet Practice, the issuance of the Debentures and the acquisitions of the VCA Acquired Companies acquired after March 31, 1996 as if such acquisitions had occurred on March 31, 1996.

     Unaudited pro forma financial data are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred if the acquisition of Pet Practice, the issuance of the Debentures and the acquisitions of the VCA Acquired Companies had been consummated at the beginning of the period presented and March 31, 1996 respectively, nor are they necessarily indicative of future operating results or financial position.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (In thousands, except per share data)

                                                                                     VCA
                                                                PET PRACTICE        ACQUIRED       PRO FORMA             PRO FORMA
                                                    VCA         PRO FORMA(1)      COMPANIES(2)    ADJUSTMENTS            COMBINED
                                                  -------       ------------      ------------    -----------            ---------
Revenues
 Animal hospital..............................    $51,437          $58,828          $48,249                               $158,514
 Laboratory...................................     37,606                            17,674        $   125 (3)              55,405
 Pet food.....................................      4,756                                                                    4,756
 Intercompany sales...........................     (1,727)                                            (125)(4)              (1,852)
                                                  -------          -------          -------        -------                --------
                                                   92,072           58,828           65,923                                216,823
                                                  -------          -------          -------        -------                --------
Direct costs
 Animal hospital..............................     42,056           49,929           43,279         (1,933)(5)             133,331
 Laboratory...................................     23,977                            10,155             (5)(6)              34,127
 Pet food.....................................      3,205                                                                    3,205
 Intercompany sales...........................     (1,727)                                            (125)(4)              (1,852)
                                                  -------          -------          -------        -------                --------
                                                   67,511           49,929           53,434         (2,063)                168,811
                                                  -------          -------          -------        -------                --------
Gross profit
 Animal hospital..............................      9,381            8,899            4,970          1,933                  25,183
 Laboratory...................................     13,629                             7,519            130                  21,278
 Pet food.....................................      1,551                                                                    1,551
                                                  -------          -------          -------        -------                --------
                                                   24,561            8,899           12,489          2,063                  48,012
Selling, general and administrative...........     10,833            5,796            7,614         (1,145)(7)              23,098
Amortization of excess of cost over fair
 value of net assets acquired and other
 intangible assets............................                       1,849                          (1,849)(8)
Depreciation and amortization.................      3,291                             2,189          4,397 (8)(9)            9,877
Royalty fees..................................                                          118           (118)(10)
Restructuring charge..........................      1,086                                                                    1,086
Writedown of assets...........................                                                       2,148 (11)              2,148
                                                  -------          -------          -------        -------                --------
Operating income..............................      9,351            1,254            2,568         (1,370)                 11,803
Interest expense, net.........................      1,639            2,897            1,231          1,677 (12)              7,444
                                                  -------          -------          -------        -------                --------
Income (loss) before minority interest and
 provision for income taxes...................      7,712           (1,643)           1,337         (3,047)                  4,359
Minority interest in income of subsidiaries...      2,910                                57            346 (13)              3,313
                                                  -------          -------          -------        -------                --------
Income (loss) before provision for income
 taxes........................................      4,802           (1,643)           1,280         (3,393)                  1,046
Provision for income taxes....................      2,238               84              102          2,046 (14)              4,470
                                                  -------          -------          -------        -------                --------
Net income (loss).............................    $ 2,564          $(1,727)         $ 1,178        $(5,439)               $ (3,424)
                                                  =======          =======          =======        =======                ========

Primary earnings (loss) per share.............    $  0.24                                                                 $  (0.22)
                                                  =======                                                                 ========

Weighted average common shares used for
 computing primary earnings (loss) per
  share.......................................     10,703                                            5,065 (15)             15,768
                                                  =======                                          =======                ========

Fully diluted earnings (loss) per share.......    $  0.23
                                                  =======
Weighted average common shares used for
 computing fully diluted earnings per
 share........................................     11,238
                                                   ======

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                     (In thousands, except per share data)

                                                                                     VCA
                                                                PET PRACTICE        ACQUIRED       PRO FORMA             PRO FORMA
                                                    VCA         PRO FORMA(1)      COMPANIES(2)    ADJUSTMENTS            COMBINED
                                                  -------       ------------      ------------    -----------            ---------
Revenues
 Animal hospital...........................       $17,831          $13,579          $6,764                                 $38,174
 Laboratory................................        12,056                            2,547                                  14,603
 Pet food..................................         1,850                                                                    1,850
 Intercompany sales........................          (733)                                                                    (733)
                                                  -------          -------          ------          ------                 -------
                                                   31,004          $13,579           9,311                                  53,894
                                                  -------          -------          ------          ------                 -------
Direct costs
 Animal hospital...........................        15,390           12,258           5,895          $ (489)(5)              33,054
 Laboratory................................         7,386                            1,618             (21)(6)               8,983
 Pet food..................................         1,160                                                                    1,160
 Intercompany sales........................          (733)                                                                    (733)
                                                  -------          -------          ------          ------                 -------
                                                   23,203           12,258           7,513            (510)                 42,464
                                                  -------          -------          ------          ------                 -------
Gross profit
 Animal hospital...........................         2,441            1,321             869             489                   5,120
 Laboratory................................         4,670                              929              21                   5,620
 Pet food..................................           690                                                                      690
                                                  -------          -------          ------          ------                 -------
                                                    7,801            1,321           1,798             510                  11,430
Selling, general and administrative........         3,314            1,490           1,677            (120)(7)               6,361
Amortization of excess cost over fair
 value of neT assets acquired and other
 intangible assets.........................                            470                            (470)(8)
Depreciation and amortization..............         1,034                              346             954 (9)               2,334
                                                  -------          -------          ------          ------                 -------
Operating income (loss)....................         3,453             (639)           (225)            146                   2,735
Interest expense, net......................           296              250             233             198 (12)                977
                                                  -------          -------          ------          ------                 -------
Income (loss) before minority interest and
 provision for income taxes................         3,157             (889)           (458)            (52)                  1,758
Minority interest in income of subsidiaries         1,346                               25                                   1,371
                                                  -------          -------          ------          ------                 -------
Income (loss) before provision for income
 taxes.....................................         1,811             (889)           (483)            (52)                    387
Provision for income taxes.................           799               21                            (347)(14)                473
                                                  -------          -------          ------          ------                 -------
Net income (loss)..........................       $ 1,012          $  (910)         $ (483)         $  295                 $   (86)
                                                  =======          =======          ======          ======                 =======

Primary earnings (loss) per share..........       $  0.07                                                                  $ (0.00)
                                                  =======                                                                  =======
Weighted average common shares used for
 computing primary earnings (loss) per
 share.....................................        15,110                                            4,587 (15)             19,697
                                                  =======                                           ======                 =======
Fully diluted earnings (loss) per share....       $  0.07
                                                  =======
Weighted average common shares used for
 computing fully diluted earnings (loss)
 per share.................................        15,492
                                                  =======

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1996
                                 (In thousands)

                                                                                                PRO FORMA          PRO FORMA
                                               VCA      PET PRACTICE   ACQUISITIONS(16)        ADJUSTMENTS          COMBINED
                                            ---------   ------------   ----------------        -----------         ---------
ASSETS
Current assets:
 Cash and equivalents                        $ 37,615        $ 4,916        $   251           $ 74,476 (18)        $117,258
 Accounts receivable, net                       8,816            836            428               (233)(19)           9,847
 Other current assets                           5,497          5,010            642                (91)(20)          11,058
                                             --------        -------        -------           --------             --------
                                               51,928         10,762          1,321             74,152              138,163
Property and equipment, net                    15,981         15,029          4,722                196 (21)          35,928
Other assets:
 Notes receivable                               1,183                           100                                   1,283
 Goodwill                                      79,637                         8,872             71,878 (22)(23)     160,387
 Covenants                                      5,573                           438                491 (22)(24)       6,502
 Excess of cost over fair value of net
 assets acquired and other intangible
  assets                                                      53,775                           (53,775)(22)
 Other                                          2,746            149            270              3,650 (22)(25)       6,815
                                             --------        -------        -------           --------             --------
                                             $157,048        $79,715        $15,723           $ 96,592             $349,078
                                             ========        =======        =======           ========             ========

LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
 Current portion of long-term debt           $  7,563        $ 3,820        $ 1,284           $    255 (26)        $ 12,922
 Accounts payable                               5,794          2,169          1,226               (144)(27)           9,045
 Other accrued liabilities                      5,577          4,989          1,414                192 (26)          12,172
                                             --------        -------        -------           --------             --------
                                               18,934         10,978          3,924                303               34,139
Long-term obligations, less current
  portion                                      29,588         16,216          9,491             86,256 (28)         141,551
Deferred income taxes                           1,538                                                                 1,538
Minority interest                               4,843                           269                                   5,112
Redeemable convertible preferred stock                                        2,947             (2,947)(29)
Stockholders' equity (deficit)                102,145         52,521           (908)            12,980 (30)         166,738
                                             --------        -------        -------           --------             --------
                                             $157,048        $79,715        $15,723           $ 96,592             $349,078
                                             ========        =======        =======           ========             ========

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS


 (1) Represents the historical statement of operations of Pet Practice adjusted to reflect the 1995 and 1996 acquisitions of Pet Practice as if they had occurred at the beginning of the periods presented.

 (2) Reflects the historical statement of operations data of the VCA Acquired Companies for the period from January 1, 1995 to the earlier of the respective dates of acquisition of such companies or December 31, 1995. Each of the acquisitions has been accounted for as a purchase. Accordingly, the results of operations of each such VCA Acquired Company is included in the results of operations of VCA from the date of acquisition.

     The following are the VCA Acquired Companies: Cenvet, Inc. ("Cenvet"), January 1995; Animal Reference Lab, January 1995; BerLa, Inc. (d/b/a Animal and Avian Clinic of Golden Cove), January 1995; Silver Spur Animal Hospital, Inc., January 1995; Stephen A. LaDue D.V.M., P.A. (d/b/a Tampa Animal Medical Center), January 1995; Lewis Veterinary Hospital, Inc., February 1995; Animal Hospital of Sinking Spring, March 1995; Vet Research, Inc., March 1995; Lewelling Veterinary Hospital, Inc., April 1995; Northwest Veterinary Diagnostics, Inc., May 1995; South County Veterinary Clinic, Inc., May 1995; Alpine Veterinary Clinic, Inc., May 1995; Eagle River Veterinary Hospital, Inc., June 1995; Clinipath Diagnostics, Inc., July 1995; Florida Veterinary Laboratories, Inc. (composed of four hospitals), July 1995; Miller Animal Hospital, Inc., July 1995; Marina Veterinary Clinic, July 1995; South Shore Veterinary Associates, Inc., July 1995 (includes four animal hospitals); Pet Complex, P.A. (d/b/a All Pets Animal Complex-Sandy), July 1995; Brett T. Neville, D.V.M., Inc., P.C. (d/b/a All Pets Animal Complex-Taylorsville), July 1995; Castle Shannon Veterinary Hospital, Inc., August 1995; Fox Chapel Animal Hospital, Inc., September 1995 (includes two animal hospitals); East Anchorage Veterinary Hospital, Inc., September 1995; Greater Savannah Hospital for Animals, Inc., September 1995; Kaneohe Pet Health Center, November 1995; Elkton Veterinary Center, Inc. (composed of two hospitals), November 1995; Conawago Veterinary Practice, January 1996; Animal Hospital of St. Petersburg, Inc., January 1996; Kaneohe Veterinary Clinic, January 1996; Veterinary Referral Associates, Inc., February 1996; Lammers Veterinary Hospital, Inc., February 1996; Southwest Veterinary Diagnostics Inc., March 1996; Clarmar Animal Hospital, Inc., March 1996; Rotherwood Animal Clinic, Inc., March 1996; Northboro Veterinary Clinic, Inc., April 1996; Diagnostic Veterinary Services, Inc., May 1996; the assets pertaining to the veterinary business of APL Healthcare Group Inc., May 1996; Beacon Hill Cat Hospital, Inc., May 1996; Old Town Veterinary Hospital, Inc., May 1996; North Rockville Veterinary Hospital Inc., June 1996; Animal Care Center of Tidewater Inc., June 1996; Lake Shore Animal Hospital Ltd., June 1996; and Pets' Rx, Inc. (includes 16 animal hospitals).

 (3) Represents the revenue for laboratory services previously rendered by laboratories not owned by VCA. Such services are to be rendered by laboratories owned by VCA following the respective dates of acquisition.

 (4) Represents the elimination of intercompany revenue and the corresponding expense.

 (5) Represents principally an adjustment of $586,000 and $157,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to rental expense for the difference between such historical amounts and that to be paid following the acquisitions as a result of modifications to lease terms or the purchase of the hospital land and buildings previously leased, an adjustment of $685,000 and $74,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to compensation for services provided by owner/veterinarians and other key employees for the difference between such historical amounts and employment terms existing following the acquisition and an adjustment of $636,000 and $343,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively to reclassify the depreciation expense related to the Pet Practice animal hospitals.

 (6) Represents principally an adjustment of $86,000 and $21,000 for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to (i) rental expense for the difference between such historical amounts and that to be paid following the acquisitions as a result of modifications to lease terms or the purchase of the laboratory land and buildings previously leased, and (ii) increases reflecting the incremental costs associated with the laboratory revenue which was previously rendered by laboratories not owned by VCA. Such services are to be rendered by laboratories owned by VCA following the respective dates of acquisition.

 (7) Adjustments to selling, general and administrative expenses consist primarily of adjustments to certain VCA Acquired Companies' historical amounts relating to (i) compensation for services provided by owner/veterinarians and other key employees for the difference between such historical amounts and employment terms existing following the acquisition, and (ii) administrative services eliminated following certain acquisitions and (iii) to an adjustment to reclassify the depreciation expense related to the Pet Practice administration.

 (8) To reclassify the Pet Practice amortization of excess cost over fair value of net assets acquired and other intangible assets to conform with VCA's presentation.

 (9) Reflects additional depreciation of assets acquired and amortization of goodwill and other intangibles resulting from the acquisition of the VCA Acquired Companies and Pet Practice. Goodwill acquired in 1995 and 1996 amounted to $126,413,000. Other intangibles acquired in 1995 and 1996 amounted to $8,086,000. Goodwill is amortized over forty years. Other intangibles consist primarily of covenants not to compete and are amortized over the term of the agreement (principally 5 to 10 years).

(10) Reflects the elimination of royalty fee expense under an agreement that was not assumed by VCA.

(11) To reflect the writedown of assets, amounting to $3.9 million, related to conforming the Pets' Rx method for evaluating the impairment of long lived assets to VCA's method net of an adjustment of $632,000 to reflect the reclassification of certain intangibles to conform to VCA policy. VCA uses an estimate of the related facility's undiscounted net income over the remaining life of the goodwill and other intangibles in measuring whether the goodwill is recoverable.

(12) Reflects the additional interest expense that would have been incurred on the indebtedness of $27,558,000 issued by VCA in connection with the acquisitions of the VCA Acquired Companies. Annual interest rates on such indebtedness range from approximately 5.0 percent to 9.0 percent.

(13) Represents the minority interest in certain of the VCA Acquired Companies net of an adjustment of $219,000, to eliminate a minority interest in another VCA Acquired Company acquired in 1995.

(14) Represents an adjustment to provide income taxes at the effective rate.

(15) To reflect the issuance of approximately 5,789,382 and 4,714,122 shares of VCA Common Stock for the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively, in connection with the acquisition of the VCA Acquired Companies and Pet Practice.

(16) Reflects the acquisition of animal hospitals and laboratories which occurred in 1996. See Note 1. The operations of Conawago Veterinary Practice, Animal Hospital of St. Petersburg, Inc. and Kaneohe Veterinary Clinic which were acquired on January 2, 1996 are included in "VCA Acquired Companies."

(17) Reflects the combined financial position of the VCA Acquired Companies acquired after March 31, 1996 (the "Acquisitions"). See Note 1.

(18) Represents the net proceeds received in connection with the issuance of the Debentures ($82,165,000) net of cash consideration paid in connection with the Acquisitions ($4,289,000) and transaction costs of the Pet Practice acquisition including financial advisor, legal and accounting ($3,400,000).

(19) Reflects an adjustment to net realizable value of accounts receivable acquired from certain companies.

(20) Reflects an adjustment to reflect other current assets, principally inventory, at fair market value.

(21) Reflects an adjustment to fair market value of property and equipment, net, acquired.

(22) To reclassify Pet Practice balances to conform to VCA's presentation.

(23) Reflects the excess of cost over the fair value of the net tangible assets acquired in connection with the Acquisitions.

(24) Represents the value of consideration given in connection with non-compete agreements obtained in connection with the Acquisitions.

(25) Represents the deferred financing costs related to the issuance of the Debentures ($2,220,000).

(26) Represents the indebtedness incurred or assumed in connection with the acquisitions, net of indebtedness of the acquired entities which was not assumed.

(27) Reflects the elimination of certain current liabilities not assumed in connection with certain of the Acquisitions.

(28) Reflects the issuance of the Debentures ($84,385,000) and long-term indebtedness incurred in connection with the acquisition of certain Acquisitions at annual interest rates ranging from 5.0 percent to 8.0 percent.

(29) Represents the exchange of the redeemable convertible preferred stock as part of the Pets' Rx merger.

(30) Reflects the elimination of the stockholders' equity of the Acquisitions and Pet Practice and the issuance of 3,519,101 shares of VCA Common Stock in connection with the acquisition of Pet Practice.

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, 1995
                   AND THE THREE MONTHS ENDED MARCH 31, 1996
                     (In thousands, except per share data)

                                                                 1993        1994         1995      MARCH 31, 1996
                                                                -------     -------     --------    --------------
Revenues
 Animal hospital............................................    $30,208     $41,484     $158,514           $38,174
 Laboratory.................................................      1,234      10,150       55,405            14,603
 Pet food...................................................                    996        4,756             1,850
 Intercompany sales.........................................       (344)       (759)      (1,852)             (733)
                                                                -------     -------     --------           -------
                                                                 31,098      51,871      216,823            53,894
Direct costs
 Animal hospital............................................     24,714      34,373      133,331            33,054
 Laboratory.................................................      1,192       6,573       34,127             8,983
 Pet food...................................................                    647        3,205             1,160
 Intercompany sales.........................................       (344)       (759)      (1,852)             (733)
                                                                -------     -------     --------           -------
                                                                 25,562      40,834      168,811            42,464
Gross profit
 Animal Hospital............................................      5,494       7,111       25,183             5,120
 Laboratory.................................................         42       3,577       21,278             5,620
 Pet food...................................................                    349        1,551               690
                                                                -------     -------     --------           -------
                                                                  5,536      11,037       48,012            11,430
Selling, general and administrative.........................      4,916       8,704       23,098             6,361
Depreciation and amortization...............................      1,410       2,065        9,877             2,334
Restructuring charge........................................                               1,086
Writedown of assets.........................................      4,506                    2,148
                                                                -------     -------     --------           -------
Operating (loss) income.....................................     (5,296)        268       11,803             2,735
Interest expense, net.......................................        756       1,984        7,444               977
                                                                -------     -------     --------           -------
(Loss) income provision before minority interest                 (6,052)     (1,716)       4,359             1,758
 and (benefit) for income taxes.............................
Minority interest in (loss) income of subsidiaries..........       (334)       (540)       3,313             1,371
                                                                -------     -------     --------           -------

(Loss) income before (benefit) provision for income taxes        (5,718)     (1,176)       1,046               387
 and cumulative effect of accounting change.................
(Benefit) provision for income taxes........................       (152)        731        4,470               473
                                                                -------     -------     --------           -------

Loss before cumulative effect of accounting change..........     (5,566)     (1,907)      (3,424)              (86)
Cumulative effect of accounting change......................        221
                                                                -------     -------     --------           -------
Net loss....................................................    $(5,345)    $(1,907)    $ (3,424)          $   (86)
                                                                =======     =======     ========           =======
Loss per share..............................................     $(0.90)     $(0.26)      $(0.22)           $(0.00)
                                                                =======     =======     ========           =======

Weighted average common shares used
   for computing loss per share.............................      5,966       7,233       15,768            19,697
                                                                =======     =======     ========           =======


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                             VETERINARY CENTERS OF AMERICA, INC.
                             (REGISTRANT)


Dated: July   , 1996         By: /s/ Deborah W. Moore
                                 -----------------------------------------
                                 Deborah W. Moore
                                 Vice President

                                 EXHIBIT INDEX


Exhibit                                                              Page Number
- -------                                                              -----------

 2.1 Agreement and Plan of Reorganization dated March 21, 1996 by and among Veterinary Centers of America, Inc., a Delaware corporation ("Parent"), Golden Merger Corporation, a Delaware corporation and The Pet Practice, Inc. (2)

23.1 Consent of Arthur Andersen LLP

23.2 Consent of Price Waterhouse LLP

99.1 Press Release issued July 22, 1996 with respect to the merger with The Pet Practice, Inc.

____________________
(2) Incorporated by reference from Appendix A to Registrant's Registration Statement on Form S-4 (File No. 333-6667), filed on June 24, 1996.